Exhibit 99.1

MAXIMUS ANNOUNCES SENIOR MANAGEMENT CHANGES
~ Richard Montoni Rejoins Company as CEO; David Walker Appointed as CFO ~
~ Company Comments on Second Quarter Earnings ~

RESTON, VA, April 24, 2006 – MAXIMUS (NYSE: MMS) announced today that the Board of Directors has terminated the employment of Lynn Davenport, its former Chief Executive Officer. Concurrently, the Board announced that, effective immediately, it has appointed Richard Montoni, 54, as Chief Executive Officer and President and David Walker, 47, as Chief Financial Officer and Treasurer. Mr. Montoni has also been elected to the Board of Directors.

The Board took the action regarding Mr. Davenport after it determined that Mr. Davenport had violated the Company’s Standards of Business Conduct and Ethics related to his conduct towards a female MAXIMUS employee. The Company has reached a settlement with the employee, who has since left MAXIMUS.

“We are pleased that Rich Montoni has returned to the Company as Chief Executive Officer,” said Peter Pond, Chairman of the Board. “Rich had served as our Chief Financial Officer and Executive Vice President since 2002, and we welcome him back in his new position. We are confident that his deep understanding of the Company’s operations, combined with his proven leadership abilities and respect within our organization, will enable him to lead the Company. While this management change was not anticipated, MAXIMUS has always demanded the highest level of ethical conduct from all of its employees.”

Commenting on the second quarter, Mr. Pond added, “The Company is in the final review process of its second quarter results and currently expects diluted earnings per share of $0.42-$0.43. This excludes the impact of legal and settlement expense of approximately $0.02-$0.03 per diluted share that the Company expects to record in the second quarter related to this matter.”

Mr. Montoni commented, “I am excited to rejoin MAXIMUS in the capacity of CEO and welcome the challenge of the additional responsibilities. Having been a part of the Company’s evolution over the past several years, I look forward to leading MAXIMUS and fortifying our position as a premier provider of consulting, systems and outsourcing services to government. The Company strengthened its senior leadership team over the last twelve months, and together, we will build upon our recent successes.”

Montoni continued, “I am delighted that David Walker will oversee the Company’s finance and accounting functions. I have worked with David since he joined the Company as Vice President and Controller in 2002 and welcome his appointment as Chief Financial Officer. David has served as Vice President and Controller since 2002. He is a Certified Public Accountant and recently served as the Chief Accounting Officer, managing the accounting and treasury functions, and led the organization’s compliance efforts under Sarbanes Oxley.”

The Company will report full financial results for the second quarter after the close of market on Wednesday, May 3, 2006, and will host a conference call on Thursday, May 4, 2006 at 9:00 a.m. ET which is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com.or by calling 800.552.8050 or 206.902.3258.

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services. The Company has more than 5,200 employees located in more than 280 offices in the United States, Canada and Australia. In 1999, 2001, 2002, 2003, and 2004 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year. MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Forward-Looking Information Is Subject to Risk and Uncertainty

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission (file number 001-12997).

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688